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                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                        Contact:    William J. Rotenberry
                                    Director of Corporate Development
                                    312-454-2921

                    JOSLYN CORPORATION OFFERS TO MEET WITH
                            DANAHER REPRESENTATIVES

      CHICAGO, July 27, 1995 - Joslyn Corporation (NASDAQ:JOSL) announced today that its Board of Directors has offered to have Joslyn representatives meet with representatives of Danaher Corporation.

      In a letter to Danaher President George M. Sherman, Joslyn Board Chairman William E. Bendix and CEO L.G. Wolski said the Joslyn Board is seeking further information prior to taking a position on Danaher's $32 per share cash tender offer. By August 4, 1995, the Board will make the kind of response to Danaher's offer which is required by Rule 14e-2 under the Securities Exchange Act of 1934.

      The full text of the letter to Sherman is as follows:

                                 July 27, 1995

Mr. George M. Sherman
President and Chief Executive Officer
Danaher Corporation
1250, 24th Street, N.W. - Suite 800
Washington, D.C. 20037

Dear George:

      As you know, because Danaher Corporation has now launched a tender offer, our Board of Directors will shortly be compelled to state a position on the transaction. In order that the Board can have before it full information before stating its position, they have asked us and our advisors, among other things, to meet with you and your advisors. In order to have a meaningful discussion with you, we would be prepared to provide you with certain, highly-focused, non-public information, subject to an appropriate confidentiality agreement.
Our investment bankers are contacting yours to arrange such a meeting.

                                          Sincerely,

                                          /s/ William E. Bendix

                                          /s/ L.G. Wolski

cc:   Board of Directors of Joslyn Corporation


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